                         MUTUAL FUNDS SERVICE AGREEMENT

                     FUND ACCOUNTING AND COMPLIANCE SERVICES

                      AXA EQUITABLE LIFE INSURANCE COMPANY
                                December 28, 2004

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                         MUTUAL FUNDS SERVICE AGREEMENT

                                Table of Contents

Section                                                                     Page
-------                                                                     ----
1.  Appointment                                                               1
2.  Representations and Warranties                                            1
3.  Delivery of Documents                                                     3
4.  Services Provided                                                         3
5.  Fees and Expenses                                                         4
6.  Limitation of Liability and Indemnification                               6
7.  Duration and Termination                                                  8
8.  Notices                                                                   8
9.  Waiver                                                                    9
10. Force Majeure                                                             9
11. Amendments                                                                9
12. Severability                                                              9
13. Governing Law                                                             9
14. Miscellaneous                                                            10
15. Confidentiality                                                          10
16. Signatures                                                               10

Schedule A - Fees and Expenses                                               A-1
Schedule B - Corporation Administration and Compliance Services
   Description                                                               B-1
Schedule C - Corporation Accounting Services Description                     C-1

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                         MUTUAL FUNDS SERVICE AGREEMENT

     AGREEMENT made as of December 28, 2004 by and between The Enterprise Group of Funds II, Inc. ("Corporation"), a corporation established under the laws of the State of Maryland, and AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance company.

                                   WITNESSETH:

     WHEREAS, the Corporation is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Corporation wishes to contract with AXA Equitable to provide certain accounting and compliance services with respect to the Corporation, including its constituent Funds (the "Funds" and, each, a "Fund");

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Corporation hereby appoints AXA Equitable to provide accounting and compliance services for the Corporation, as described hereinafter, subject to the supervision of the Board of Directors of the Corporation (the "Board") and Enterprise Capital Management, Inc., the Corporation's manager ("Manager"), for the period and on the terms set forth in this Agreement. AXA Equitable accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of, and Schedule A to, this Agreement.

     2. REPRESENTATIONS AND WARRANTIES. (a) AXA Equitable represents and warrants to the Corporation that:

               (i) AXA Equitable is a corporation, duly organized and existing under the laws of the State of New York;

               (ii) AXA Equitable is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

               (iii) all requisite corporate proceedings have been taken to authorize AXA Equitable to enter into and perform this Agreement;

               (iv) AXA Equitable has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

               (v) no legal or administrative proceedings have been instituted or threatened which would impair AXA Equitable's ability to perform its duties and obligations under this Agreement; and

               (vi) AXA Equitable's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of AXA Equitable or any law or regulation applicable to AXA Equitable.

          (b) The Corporation represents and warrants to AXA Equitable that:

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               (i) the Corporation is a Maryland corporation, duly organized and existing and in good standing under the laws of the State of Maryland;

               (ii) the Corporation is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

               (iii) all requisite proceedings have been taken to authorize the Corporation to enter into and perform this Agreement;

               (iv) the Corporation is an investment company properly registered under the 1940 Act,

               (v) a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be currant during the term of this Agreement;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Corporation's ability to perform its duties and obligations under this Agreement;

               (vii) the Corporation's registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Corporation's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

               (viii) the Corporation's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Corporation or any law or regulation applicable to it.

     3. DELIVERY OF DOCUMENTS. The Corporation will promptly furnish to AXA Equitable such copies, properly certified or authenticated, of contracts, documents and other related information, other than confidential documents or information, that AXA Equitable may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:

          (a) Resolutions of the Board authorizing the appointment of AXA Equitable to provide certain services to the Corporation and approving this Agreement;

          (b) The Corporation's Articles of Incorporation;

          (c) The Corporation's By-Laws;

          (d) The Corporation's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

          (e) The Corporation's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

          (f) Copies of the Investment Management Agreement between the Corporation and the Manager (the "Management Agreement");

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          (g) Copies of each of the Investment Advisory Agreements between the
Manager and the investment advisers;

          (h) Opinions of counsel and auditors' reports;

          (i) The Corporation's prospectus(es) and statement(s) of additional information relating to all series, Funds and classes, as applicable, and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

          (j) Such other material agreements as the Corporation may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

     4. SERVICES PROVIDED. (a) Subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Corporation's Registration Statement, Articles of Incorporation and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, AXA Equitable shall have general responsibility for the oversight of the Corporation's accounting and compliance monitoring operations and will provide the following services:

               (i) Compliance Services , and

               (ii) Corporation Accounting.

A detailed description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

          (b) AXA Equitable will also:

               (i) provide, without additional cost to the Corporation except for out-of-pocket expenses, office facilities in an appropriate location with respect to the provision of the services contemplated herein (which may be in the offices of AXA Equitable or a corporate affiliate of AXA Equitable);

               (ii) provide or otherwise obtain, without additional remuneration from or other cost to the Corporation except for out-of-pocket expenses, personnel sufficient for provision of the services contemplated herein;

               (iii) furnish, at no additional cost to the Corporation except for out-of-pocket expenses, equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

               (iv) keep records, at no additional cost to the Corporation except for out-of-pocket expenses, relating to the services provided hereunder in such form and manner as AXA Equitable may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, AXA Equitable agrees that all such records prepared or maintained by AXA Equitable relating to the services provided hereunder are the property of the Corporation and will be preserved for the periods prescribed under Rule 3la-2 under the 1940 Act and made available in accordance with such Section and rules.

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          (c) Sub-Contracting. AXA Equitable is hereby authorized to retain third parties and is hereby separately authorized to delegate some or all of its duties and obligations hereunder to such person or persons. The compensation of such person or persons shall be paid by AXA Equitable, as applicable, and no obligation shall be incurred on behalf of the Corporation in such respect. AXA Equitable shall be liable to the Corporation for the acts of such third parties as set forth in Section 6 hereunder. The division of AXA Equitable's duties and obligations hereunder between those to be delegated and those to be performed by AXA Equitable shall be in AXA Equitable's sole discretion and may be changed from time to time by AXA Equitable.

     5. FEES AND EXPENSES. (a) As compensation for the services rendered to the Corporation pursuant to this Agreement, as set forth in Section 4 and in Schedules B and C hereof, the Corporation shall pay AXA Equitable monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. If this Agreement becomes effective or the provision of services under this Agreement terminates before the end of any month, the fee for the part of the month from the effective date to the end of the month or from the beginning of the month to the date of such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

          (b) For the purpose of determining fees calculated as a function of the Corporation's net assets, the value of the Corporation's net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

          (c) The Corporation may request additional services, additional processing, or special reports, with such specifications and requirements as may be reasonably required by AXA Equitable. If AXA Equitable elects to provide such additional services or arrange for their provision, it shall be entitled to additional fees and expenses.

          (d) AXA Equitable will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. The Corporation agrees to bear all expenses that are incurred in its operation and not specifically assumed by AXA Equitable. Such other expenses to be incurred in the operation of the Corporation and to be borne by the Corporation, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of AXA Equitable, or the Manager, the Corporation's investment advisers, transfer agent, or distributor, SEC and state registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; management, investment advisory, transfer agency, distribution, shareholder service and administration fees; charges and expenses of data services, independent public accountants (including expenses of tax preparation i.e., Federal Form 1120-RIC and Form 8613) and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of corporate existence; expenses of typesetting and printing of Corporation prospectuses for regulatory purposes and for distribution to current shareholders of the Corporation (for classes of shares of any of the Funds that have adopted a Rule 12b-1 plan, such classes of shares may bear the expense of all other printing, production, and distribution of prospectuses, and marketing materials provided to potential investors); expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and Corporation shareholder meetings; costs and expenses of Corporation stationery and forms; costs associated with Corporation shareholder and Board meetings; trade association dues and expenses; charges and expenses related to any computer system licensed to AXA Equitable and used to produce Corporation shareholder reports under this Agreement, provided, however, that the Corporation will only be responsible for a pro-rata share of such charges and expenses based upon the number of shareholder reports produced by AXA Equitable utilizing this system; and any extraordinary expenses and other customary Corporation expenses. In addition, AXA Equitable may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Corporation. The Corporation will reimburse AXA Equitable for the Corporation's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Corporation.

          (e) All fees, approved out-of-pocket expenses, or additional charges of AXA Equitable shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. Out-of-pocket expenses shall be considered and approved in accordance with Expense Approval Guidelines as mutually agreed upon by the parties hereto from time to time.

          (f) AXA Equitable will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month.

          (g) The Corporation must notify AXA Equitable in writing of any contested amounts within ninety (90) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

     6.   LIMITATION OF LIABILITY AND INDEMNIFICATION.

          (a) AXA Equitable shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Corporation, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting from or attributable to willful misfeasance, bad faith or negligence on AXA Equitable's part (or on the part of any third party to whom AXA Equitable has delegated any of its duties and obligations pursuant to Section 4(c) hereunder) in the performance of its (or such third party's) duties or from reckless disregard by AXA Equitable (or by such third party) of its obligations and duties under this Agreement (in the case of AXA Equitable) or under an agreement with AXA Equitable (in the case of such third party) or, subject to Section 10 below, AXA Equitable's (or such third party's) refusal or failure to comply with the terms of this Agreement (in the case of AXA Equitable) or an agreement with AXA Equitable (in the case of such third party) or its breach of any representation or warranty under this Agreement (in the case of AXA Equitable) or under an agreement with AXA Equitable (in the case of such third party). In no event shall AXA Equitable (or such third party) be liable for any indirect, incidental special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if AXA Equitable (or such third party) has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (b) Except to the extent that AXA Equitable may be held liable pursuant to Section 6(a) above, AXA Equitable shall not be responsible for, and the Corporation shall indemnify and hold AXA Equitable harmless from and against any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities, including but not limited to those arising out of or attributable to:

               (i) any and all actions of AXA Equitable or its officers or agents required to be taken pursuant to this Agreement;

               (ii) the reliance on or use by AXA Equitable or its officers or agents of information, records, or documents which are received by AXA Equitable or its officers or agents and furnished to it or them by or on behalf of the Corporation, and which have been prepared or maintained by the Corporation or any third party on behalf of the Corporation;

               (iii) the Corporation's refusal or failure to comply with the terms of this Agreement or the Corporation's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

               (iv) the breach of any representation or warranty of the Corporation hereunder;

               (v) the reliance on or the carrying out by AXA Equitable or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Corporation;

               (vi) any delays, inaccuracies, errors in or omissions from information or data provided to AXA Equitable by data services, including data services providing information in connection with any third party computer system licensed to AXA Equitable, and by any corporate action services, pricing services or securities brokers and dealers;

               (vii) the offer or sale of shares by the Corporation in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Corporation or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Corporation prior to the effective date of this Agreement;

               (viii) any failure of the Corporation's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Corporation's prospectus;

               (ix) except as provided for in Schedule B.III., the actions taken by the Corporation, its Manager, its investment advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply, and

               (x) all actions, inactions, omissions, or errors caused by third parties to whom AXA Equitable or the Corporation has assigned any rights and/or delegated any duties under this Agreement at the specific request of or as required by the Corporation, its Funds, investment advisers, or Corporation distributors.

     The Corporation shall not be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Corporation has been advised of the likelihood of such loss or damage and regardless of the form of action, except when the Corporation is required to indemnify AXA Equitable pursuant to this Agreement.

     7. DURATION AND TERMINATION. (a) This Agreement shall become effective on the date first written above. Unless sooner terminated as provided in this
Section 7(a), this Agreement shall continue in effect until one year after the date first written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Board who are not parties to this Agreement or "interested persons" of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by a vote of a "majority of the outstanding voting securities" of the Corporation; provided, however, that this Agreement may be terminated by the Corporation at any time, without the payment of any penalty, by vote of a majority of the entire Board or a vote of a "majority of the outstanding voting securities" of the Corporation, on sixty (60) days' prior written notice to AXA Equitable or by AXA Equitable at any time, without the payment of any penalty, on sixty (60) days' prior written notice to the Corporation. (As used in this Agreement, the terms "majority of the outstanding voting securities" and "interested persons" shall have the same meaning as such terms have in the 1940 Act. Upon termination of this Agreement, the Corporation shall pay to AXA Equitable such compensation and any documented and agreed upon out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

     8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt, if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

          If to the Corporation:

               The Enterprise Group of Funds II, Inc.
               1290 Avenue of the Americas
               New York, NY 10104
               Attention: Kenneth T. Kozlowski
               Fax: (212) 314-2926

          If to AXA Equitable:

               AXA Equitable Life Insurance Company
               1290 Avenue of the Americas
               New York, NY  10104
               Attention: Steven M. Joenk
               Fax: (212) 314-2926

     9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     10. FORCE MAJEURE. In the event AXA Equitable is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, AXA Equitable shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expense or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse AXA Equitable from liability to the Corporation for any and all losses, damages, costs, charges, counsel fees, payments and expenses, except for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), incurred by the Corporation due to the non-performance or delay in performance by AXA Equitable of its duties and obligations under this Agreement if such non-performance or delay in performance could have been reasonably prevented by AXA Equitable through back-up systems and other procedures commonly employed by other administrators in the mutual fund industry, provided that AXA Equitable shall have the right, at all times, to mitigate or cure any losses.

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     11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties, provided that any material modification or amendment is approved as set forth in Section 7(a) of this Agreement. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     13. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of New York.

     14. MISCELLANEOUS. In performing its services hereunder, AXA Equitable shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Corporation and its custodians, officers and directors, investors, agents and other service providers which AXA Equitable reasonably believes to be genuine, valid and authorized. AXA Equitable shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Corporation, as necessary or appropriate.

     15. CONFIDENTIALITY. AXA Equitable agrees that, except as otherwise required by law or in connection with any required disclosure to a regulatory authority or for purposes of performing its obligations hereunder, it will keep confidential all records and information in its possession relating to the Corporation or its shareholders and will not disclose any confidential information except at the request or with the written consent of the Corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                    THE ENTERPRISE GROUP OF FUNDS II, INC.


                                    By: /s/ Kenneth T. Kozlowski
                                        ----------------------------------------
                                    Name: Kenneth T. Kozlowski
                                    Title: Treasurer and Chief Financial Officer


                                    AXA EQUITABLE LIFE INSURANCE COMPANY


                                    By: /s/ Steven M. Joenk
                                        ----------------------------------------
                                    Name: Steven M. Joenk
                                    Title: Senior Vice President

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE A
                                FEES AND EXPENSES

                   Corporation Accounting and Compliance Fees

     A. For the services rendered under this Agreement, the Corporation shall pay to AXA Equitable an annual fee in accordance with the following schedule:

          (i)  [0.035% of the average daily net assets of the Corporation]:

     B. The foregoing calculations are based on the average daily net assets of the Corporation, as described. The fees will be computed, billed and payable monthly.

     C. Approved out-of-pocket expenses, as provided in Section 5, will be computed, billed and payable monthly.

                                      A-2

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                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE B
                   GENERAL DESCRIPTION OF COMPLIANCE SERVICES

I.   General

     A. Perform services necessary to assist the Corporation's Chief Compliance Officer in implementing the Corporation's Compliance Program pursuant to Rule 38a-1 under the Investment Company Act of 1940.

     B. Perform Corporation operational management, including development of control procedures and monitor the performance of service vendors to the Corporation.

     C. Subject to the supervision of the Board as required, propose and carry out policies, particularly in the area of operational problem inquiry and resolution, such as potential/actual compliance violations.

II.  Compliance Services

     AXA Equitable shall provide the following compliance services in conjunction with each Adviser's obligations pursuant to its Investment Advisory Agreement with the Corporation and all applicable laws.

     A. Monitor and periodically test each Fund's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current prospectus(es) and Statement(s) of Additional Information.

     B. Monitor and periodically test, including on required quarterly testing dates, each Fund's compliance with the requirements of Section 851 of the Code and applicable Treasury Regulations for qualification as a RIC.

     C. Monitor and periodically test, including on required quarterly testing dates, each Fund's compliance with the requirements of Section 817(h) of the Code and applicable Treasury Regulations.

     D. Monitor each investment adviser's compliance with Board directives such as "Approved Issuers Listings for Repurchase Agreements", Rule 17a-7, Rule 17e-1 and Rule 12d-3 procedures.

     E. Mail quarterly requests for "Securities Transaction Reports" to the Corporation's Directors and Officers and "access persons" under the terms of the Corporation's Code of Ethics and SEC regulations and monitor for compliance with the Code of Ethics.

     F. Prepare, distribute, and utilize comprehensive compliance materials, including compliance manuals and checklists, subject to review and comment by the Corporation's legal counsel and develop or assist in developing guidelines and procedures to improve overall compliance by the Corporation and its various agents.

     G. Monitor and periodically evaluate trading practices to ensure best execution and appropriate trade allocations.

     H. Assist in reviewing compliance programs of the Corporation's investment adviser, investment subadvisers, transfer agent and administrator, including performance of periodic due diligence reviews and preparation of requests for information in connection with the annual review of service provider compliance programs.

     I. Provide support for preparation, filing and distribution of registration statement and shareholder and other reports and documents required to be filed with the SEC.

     J. Provide support for valuation of portfolio securities, including monitoring for significant events, reviewing exception reports, correcting pricing errors, and monitoring stale and zero priced securities.

     K. Monitor for compliance with governance requirements under the federal securities laws and develop or assist in developing practices and procedures to improve overall governance of the Corporation.

     L. Review compliance programs of third party service providers and perform due diligence in connection with retention and renewal of such providers.

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE C
                 DESCRIPTION OF CORPORATION ACCOUNTING SERVICES

I.   General Description

AXA Equitable shall provide the following accounting services to the
Corporation:

     A. Maintenance of the books and records for the Corporation's assets, including records of all securities transactions.

     B. Calculation of each Fund's or class' net asset value in accordance with the Corporation's prospectus.

     C. Accounting for dividends and interest received and distributions made by the Corporation.

     D. Coordination with the Corporation's independent auditors with respect to the annual audit, and as otherwise requested by the Corporation.

     E. Consult with the Corporation's officers, independent public accountants and other appropriate persons in establishing the accounting policies of the Corporation.

     F. As mutually agreed upon, AXA Equitable will provide domestic and/or international reports.

II.  Financial and Tax Reporting

     A. Assist in calculating dividend and capital gain distributions in accordance with distribution policies detailed in the Corporation's prospectus(es) or Board resolutions. Assist Corporation management in making final determinations of distribution amounts.

     B. Estimate and recommend year-end dividend and capital gain distributions necessary for each Fund to avoid the excise tax on undistributed income of a regulated investment company ("RIC") under
          Section 4982 of the Internal Revenue Code of 1986, as amended (the "Code").

     C. Working with the Corporation's independent public accountants and other appropriate persons, prepare and file the Corporation's Federal tax return on Form 1120-RIC (or any similar Form and the Federal Excise Tax Return (Form 8613) (or any similar Form), along with all state and local tax returns where applicable.

     D. Prepare for review and approval by the Corporation's officers financial information for the Corporation's semi-annual and annual reports, proxy statements and other communications required or otherwise sent to the Corporation's shareholders and arrange, if requested, for the printing and dissemination of such reports and communications.

     E. File copies of financial reports to shareholders with the SEC under Rule 30b2-1.

                                       C-1

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     F.   Provide Form 1099-MISC to persons other than corporations (i.e.,
          Directors) to whom the Corporation paid more than $600 during the year.

                                       C-2